Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of June 16, 2022, by and between Athene Holding Ltd., a Bermuda exempted company limited by shares (“AHL”), and James R. Belardi (the “Executive”).
RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    AHL and the Executive entered into an Employment Agreement (the “Athene Agreement”), dated as of July 15, 2009, as amended and restated as of February 2013, pursuant to which the Executive serves as the Chief Executive Officer of AHL.
B.    Apollo Insurance Solutions Group LP, formerly known as Athene Asset Management LLC, a Delaware single member limited partnership (“AISG”), and the Executive entered into an Employment Agreement (the “AAM Agreement”), dated as of July 15, 2009, as amended and restated in that certain Amended and Restated Employment Agreement, dated as of February 2013, pursuant to which the Executive serves as the Chief Executive Officer of AISG.
C.     Apollo Global Management, Inc. (the indirect parent company of AISG) and AHL completed a series of merger transactions on January 1, 2022 pursuant to an agreement and plan of merger, dated as of March 8, 2021, whereupon the name of Apollo Global Management, Inc. was changed to Apollo Asset Management, Inc. and such renamed entity and AHL became subsidiaries of Tango Holdings, Inc., which was subsequently renamed Apollo Global Management, Inc. (together with any successor, “AGM”).
D.    AHL, AISG (each of AHL and AISG, a “Company” and collectively, the “Companies”) and the Executive (AHL and the Executive, each a “Party” and collectively, the “Parties”) desire that the Executive continue to serve as the Chief Executive Officer of each Company. This Agreement supersedes and negates (except as otherwise expressly provided in this Agreement) all previous employment agreements between the Executive, AHL and AISG and any predecessors.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:
1.    Retention and Duties.
1.1    Retention. AHL hereby employs the Executive, and AISG hereby engages the Executive as an officer, for the Term (as defined below), on the terms set forth in this Agreement. The Executive accepts and agrees to such employment by AHL and engagement by AISG, on the terms set forth in this Agreement.
1.2    Duties. During the Term, the Executive shall serve each Company as its Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the Chief Executive Officer, and such other powers, authorities, duties and obligations commensurate with such position as the board of directors of AGM (the “AGM Board”) may assign from time to time, all subject to the lawful directives of the AGM Board, and the corporate policies of AGM and its Affiliates (as defined in Exhibit A) (AGM and its Affiliates, collectively, the “Group”), as they are in effect from time to time throughout the Term (including, without limitation, the Group’s business conduct and ethics policies and each Company’s operating guidelines as they may be in effect from time to time). The Parties acknowledge that the Executive was previously appointed to the board of directors of each of AHL and AISG GP Ltd., AISG’s general partner (each, a “Company Board”) and shall report directly and exclusively to each applicable Company Board and the Chief Executive Officer of AGM during the Term. The Executive shall be recused from any discussion by any board of directors (or committee thereof) of the Executive’s terms or conditions of employment or engagement or the termination thereof.
1.3    No Other Employment; Minimum Time Commitment. During the Term, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Companies, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the AGM Board; provided, however, that service on the board of directors (or similar body) of any member of the Group on which the Executive serves at the request of a member of the Group shall be deemed pre-approved. During the Term, the Executive shall be permitted to manage his personal investments and engage in charitable activities, and, notwithstanding the foregoing, engage in activities on behalf of other members of the Group, so long as such activities do not, in each case and in the aggregate, interfere with the effective discharge of the Executive’s duties and responsibilities to the Companies. AGM and the Companies shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) on which he may then serve (with the consent of AGM, if such service is at the request of another member of the Group other than the Companies) if the AGM Board or the applicable Company Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to AHL or that any business related to such service is then in competition with any business of the Group or any Protected Companies (as defined in Section 6.2), or any successors or assigns of the foregoing.
1.4    Representations.
(a)    The Executive hereby represents to the Companies that: (i) the execution and delivery of this Agreement and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as defined in Exhibit A) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) other than this Agreement, the Executive is not bound by any employment, consulting, non-compete, trade secret or similar agreement with any other Person; (iv) the Executive understands the Companies will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance, and (v) upon the execution and delivery of this Agreement, this Agreement shall be his valid and binding obligation, enforceable against the Executive in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and general principles of equity (whether considered by a court of law or a court of equity).
(b)    Each of the Companies hereby represents to the Executive that (i) it is fully authorized by action of the applicable Company Board and the Compensation Committee of the AGM Board (the “Compensation Committee”) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which it or any of its Affiliates is a party or by which it or any of its Affiliates is bound and (iii) upon the execution and delivery of this Agreement, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally and general principles of equity (whether considered by a court of law or a court of equity).
1.5    Location. The Executive’s principal office location shall be in Los Angeles. Consistent with AHL’s operating guidelines, the Executive agrees that during the Term he will be regularly present at this office and will undertake such travel as may be reasonably required from time to time in the course of performing his duties, including, without limitation, to West Des Moines, Iowa, and Bermuda.
2.    Term. The “Term” shall commence on the date hereof and shall continue until December 31, 2022 (the “Termination Date”); provided, that this Agreement shall be automatically renewed, and the Term shall be automatically extended, for one (1) additional year, on the Termination Date and each anniversary of the Termination Date thereafter, unless AGM or the Executive gives written notice at least one hundred and twenty (120) days prior to the expiration of the Term (including any renewal thereof) of such party’s desire to terminate the Term (such notice to be delivered in accordance with Section 21). Provision of notice by the Companies or the Executive that the Term shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement or “Good Reason” (as defined in Exhibit A). The Term may be subject to earlier termination as set forth below.
3.    Compensation.
3.1    Base Salary. During the Term, AHL shall pay the Executive an annual base salary (the “Base Salary”) of $1,875,000, paid consistent with AHL’s regular payroll practices in effect from time to time. The Compensation Committee will review the Base Salary on an annual basis and may, in its sole discretion, increase (but not, except as provided in the next sentence, decrease) the rate then in effect. The Executive’s Base Salary shall not be reduced other than as part of an across the board reduction applicable to all members of senior management that results in a proportional reduction to the Executive’s Base Salary equal to that of other members of senior management. For purposes of clarity, the Executive shall not be entitled to any payments or benefits from AISG (except as otherwise specified in Section 9 with respect to indemnification).
3.2    Annual Incentive Bonus. The Executive shall be eligible to receive an annual incentive bonus for each calendar year that ends during the Term (“Incentive Bonus”); provided, that, except as provided in Section 5.3, the Executive must be employed by AHL at the time AHL pays its annual bonuses generally with respect to any such calendar year in order to be eligible for an Incentive Bonus with respect to that calendar year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any portion of an Incentive Bonus with respect to the calendar year in question). The Executive’s target Incentive Bonus amount for a particular calendar year shall equal one hundred percent (100%) of the Executive’s Base Salary paid to the Executive for that calendar year, less $25,000; provided, that, the Executive’s actual Incentive Bonus amount for a particular calendar year shall be determined by the Compensation Committee in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular calendar year by the Compensation Committee. As determined by the Compensation Committee, any Incentive Bonus earned by the Executive for a particular calendar year shall be paid by AHL in cash, or in publicly tradeable securities (or awards that are settled in publicly tradeable securities) that vest in annual installments over the same period as applies to other senior executives of AHL generally, as soon as reasonably practicable following the date that the audited financial statements of AHL for such calendar year are issued and at the same time that incentive bonuses for such calendar year are paid to other senior executives of AHL generally, and in no event later than December 31 of the year following the close of the calendar year for which the bonus is awarded.

3.3    Profits Units. AHL acknowledges that J&L Belardi AAM LLC, an estate planning vehicle established and controlled by the Executive, holds 10,482 fully-vested Class B Interests of AISG Holdings LP (“AISG Holdings”; the “AISG Profits Interests”), which AISG Profits Interests are subject to the terms and conditions of the Second Amended and Restated Agreement of Exempted Limited Partnership of AISG Holdings LP (f/k/a AAM Holdings, L.P.), dated June 16, 2022, as amended from time to time (the “LP Agreement”). Pursuant to the LP Agreement (and not pursuant to this Agreement), the AISG Profits Interests entitle their holders to quarterly payments equal to 4.5% of the “AHL/ACRA Subadvisory Fees” and to 3.35% of both the “AHL Base Management Fee” and the “ACRA Base Management Fee” (each, as defined in the LP Agreement).
3.4    ISGI Profits Payment. The Executive shall be entitled to receive for each completed calendar year that ends during the Term a bonus payment in an amount equal to 3% of the profits of Apollo Asset Management Europe LLP, including for such purposes profits derived from advisory fees on Fund IX portfolio companies but excluding all income related to Fund VIII portfolio companies (in each case determined by AISG in accordance with the example previously provided to the Executive) (the “AAME Payment”); provided, that, except as otherwise provided in Section 5.3 below, the Executive must be employed by AHL at the time it pays its annual bonuses generally with respect to any such calendar year in order to be eligible for an AAME Payment with respect to that calendar year (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any portion of an AAME Payment with respect to the calendar year in question). Any AAME Payment earned by the Executive for a particular calendar year shall be paid by AHL or an Affiliate thereof in cash as soon as reasonably practicable following the date that the audited financial statements that incorporate the results of Apollo Asset Management Europe LLP for such calendar year are issued, and in no event later than December 31 of the year following the close of the calendar year for which the AAME Payment is earned. The financial statements of Apollo Asset Management Europe LLP shall be made available to the Executive as soon as reasonably practicable, and in no event after December 31 of the year following the close of the calendar year within the Term to which the statements relate.
4.    Benefits.
4.1    Retirement, Welfare and Fringe Benefits. During the Term, the Executive shall be entitled to participate in all retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available to him as determined by AHL, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.
4.2    Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties under this Agreement and shall be entitled to reimbursement by the applicable Company for all reasonable business expenses the Executive incurs during the Term in connection with carrying out such duties, subject to the applicable Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.
4.3    Vacation and Other Leave. During the Term, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year; provided that such vacation shall accrue and be subject to AHL’s vacation policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of AHL.
5.    Termination.
5.1    Termination by AGM. The Executive’s employment with AHL or his engagement by AISG may be terminated by AGM at any time: (i) with Cause (as defined in Exhibit A), (ii) without Cause, or (iii) in the event that the Executive has a Disability (as defined in Exhibit A). The Term shall automatically terminate in the event the Executive’s employment or engagement is terminated, and termination of the Executive’s employment by AHL or his engagement with AISG shall be deemed to be a termination by the Executive of, and his resignation from, all other positions (including executive positions and board memberships) with all members of the Group (including the other Company). The Executive’s employment, and the Term, shall automatically terminate in the event of the Executive’s death.
5.2    Termination by the Executive. The Executive’s employment with AHL, and the Term, may be terminated by the Executive with no less than ninety (90) days advance written notice (such notice to be delivered in accordance with Section 21); provided, however, that in the case of a resignation by the Executive with Good Reason (as defined in Exhibit A), the Executive may provide immediate written notice of termination of employment once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the circumstances that gave rise to the basis for the resignation with Good Reason have not been timely cured in accordance with the terms of the definition of Good Reason. No termination of the Executive’s employment under this Section 5.2 shall be deemed a breach of this Agreement. Termination by the Executive of his employment with AHL or his engagement with AISG shall be deemed to be a termination by the Executive of, and his resignation from, all other positions (including executive positions and board memberships) with all members of the Group (including the other Company).
5.3    Benefits Upon Termination from the Group. If the Executive’s employment with the Group terminates (the date of such termination being referred to as the “Severance Date”), neither AHL nor any other Group member shall have any further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from AHL or any other member of the Group, any payments or benefits except as follows:
(a)    Upon any termination of the Executive’s employment with the Group hereunder, AHL shall pay or provide any Accrued Obligations (as defined in Exhibit A) as they come due.
(b)    If the Executive’s employment with the Group terminates due to an Involuntary Termination (as defined in Exhibit A), then:
(i)    AHL shall pay the Executive (A) a cash amount (the “Pro Rata Bonus”) equal to a pro rata portion (based on the number of days during which he remained employed hereunder during the calendar year in which the termination occurs) of his Bonus Severance (as defined below), and (B) an amount (payable at the Compensation Committee’s discretion in cash, fully-vested shares of common stock of AGM, or any combination thereof) equal to one (1) times his annualized Adjusted Base Salary (as defined in Exhibit A) in effect on the Severance Date (the “Severance Payment”). Subject to Sections 5.4(a) and 5.7(a) below, such Pro-Rata Bonus and Severance Payment shall be payable in substantially equal installments in accordance with AHL’s standard payroll practices over the period that ends at the end of the 12th calendar month that begins after the Severance Date; provided, however, that the first installment of the Pro-Rata Bonus and Severance Payment shall be paid on the 60th day following the Severance Date and shall include all installments that would have been paid from the Severance Date through the date of such first installment if the release described in Section 5.4(a) had become irrevocable, in accordance with its terms, on the Severance Date (but only if such release has, in fact, been executed and delivered by the Executive in accordance with Section 5.4(a)).
(ii)    AHL will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage and on the same terms and conditions for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that AHL’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 5.7(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service (as defined in Exhibit A) occurs and shall cease after continuation coverage has been provided for the eighteenth month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date AHL ceases to offer group medical coverage to its active executive employees or AHL is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify AHL in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures AHL may then have in place.
(iii)    Subject to Section 5.4(a) below, (A) any outstanding and unvested time-vesting profits units granted to the Executive by AHL or AISG that are scheduled to vest during the one (1) year period immediately following the Severance Date, shall immediately vest, and (B) any outstanding and unvested equity awards granted to the Executive as a component of an Incentive Bonus (including, without limitation, Incentive Bonuses previously awarded under the Athene Agreement or the AAM Agreement), shall immediately vest (treating any performance measures as attained at target). For the avoidance of doubt, the rights referred to in Section 5.8 of the LP Agreement shall not be deemed to be unvested time-vesting profits units or outstanding and unvested equity awards granted as a component of an Incentive Bonus.
(c)    If the Executive’s employment hereunder is terminated in an Involuntary Termination that is not due to his death or Disability, then AHL shall also pay the Executive an amount (the “Bonus Severance”) equal to the product of (A) the Executive’s annualized Adjusted Base Salary in effect on the Severance Date, less $25,000, times (B) the Bonus Percentage. Subject to Sections 5.4(a) and 5.7(a) below, the Bonus Severance shall be paid at the time that the Incentive Bonus (if any) for the calendar year in which the Severance Date occurred would have been paid under Section 3.2 above if the Executive’s employment hereunder had continued.
(d)    Notwithstanding the foregoing provisions of this Section 5.3 or Section 5.8 of the LP Agreement, if the Executive (i) materially breaches his obligations under Sections 6.2 through 6.4 of this Agreement, (ii) knowingly and materially breaches his obligations under Section 6.5 of this Agreement, or (iii) materially breaches his obligations under Section 6.1 of this Agreement either knowingly or as a result of his gross negligence and, in each case, fails to cure such breach(es) within fifteen (15) days following written notice from the applicable Company describing the breach(es) in reasonable detail and requesting cure, and not in any way in limitation of any right or remedy otherwise available to the applicable Company, the Executive (and his transferees or assignees) will no longer be entitled to, and neither AHL nor any member of the Group will be obligated to pay or provide, any payment or benefit under Sections 5.3(b) and (c) of this Agreement, or under Section 5.8 of the LP Agreement, with respect to which the due date for its payment or provision has not already occurred as of the date of the first such uncured breach; provided, that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Payment of less than $5,000, which amount the Parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4. Any termination of the Executive’s employment (other than by the Executive) or engagement under this Agreement shall be effected by written notice from AGM.
(e)    For purposes of clarity, the Executive shall not be eligible for any payments or benefits under a severance policy or program of any of the Companies or any other member of the Group, and this Agreement and the LP Agreement shall be the exclusive source of any amounts payable by AHL and any member of the Group in connection with the Executive’s termination of employment.
5.4    Release; Exclusive Remedy.
(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement, the LP Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any obligation of AHL or any other member of the Group to the Executive pursuant to Sections 5.3(b) and (c) of this Agreement, Section 5.8 of the LP Agreement, or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall have provided AHL (accepting such release on behalf of AGM and the other members of the Group), on or after the Severance Date, a valid, executed general release in substantially the form attached hereto as Exhibit B (with any such changes to such form as AHL or AISG (i) has reasonably determined to be necessary or advisable to help ensure that the release is enforceable to the fullest extent permissible under applicable law and (ii) has incorporated into such release and communicated to the Executive no later than five (5) business days following the Severance Date), and such release has become irrevocable, in accordance with its terms, no later than sixty (60) days after the Severance Date. For purposes of clarity, such release shall include Section 2.2 as it appears on Exhibit B. The Executive agrees that the payments and benefits contemplated by Section 5.3 of this Agreement and Section 5.8 (and if applicable, Section 5.9) of the LP Agreement shall constitute the exclusive and sole remedy for any termination of his employment.
(b)    The Executive agrees to resign, on the Severance Date, as an officer and director of any member of the Group, and as a fiduciary of any Group benefit plan, and to promptly execute and provide to AHL any further documentation, as reasonably requested by any member of the Group, to confirm such resignation.
5.5    Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from AGM or the Executive, as applicable, to the other party. This notice of termination must be delivered in accordance with Section 21 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.
5.6    Limitation on Benefits.
(a)    Notwithstanding anything contained in this Agreement to the contrary, except as provided in Section 5.6(c), to the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Group, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code. Unless the Executive shall have given prior written notice to AHL to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Group shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. This Section 5.6 shall take precedence over the provisions of any other Company Arrangement.
(b)    Any initial determination that Total Payments to the Executive must be reduced or eliminated in accordance with Section 5.6(a) and the assumptions to be utilized in arriving at such determination, shall be made by the AGM Board or its designee in the exercise of its reasonable, good faith discretion based upon the advice of such professional advisors it may deem appropriate in the circumstances. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the AGM Board or its designee hereunder, it is possible that Total Payments to the Executive which will not have been made should have been made (“Underpayment”) or that Total Payments to the Executive which were made should not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid.
(c)    Notwithstanding anything in Section 5.6(a) or elsewhere to the contrary, the Group will pay the full amount of the Total Payments to the Executive if the Executive makes the Group whole on an after-tax basis for any adverse tax consequences imposed on the Group under Section 280G of the Code as a result of paying the Total Payments to the Executive.
5.7    Section 409A.
(a)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit from the Group that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 5.7(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
(b)    To the extent that any reimbursement pursuant to Section 4.2 or otherwise, or any benefit pursuant to Section 5.3(a) or 5.3(b)(ii) or otherwise, is taxable to the Executive, then such payment or benefit shall be paid or provided to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements described in the immediately preceding sentence are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursement that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursement that the Executive receives in any other taxable year.
(c)    It is intended that any amounts payable under this Agreement and AHL’s and the Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. If under this Agreement an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.
5.8    No Mitigation; No Offset. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Group under this Agreement, and there shall be no offset against amounts or benefits due the Executive under this Agreement or otherwise (except as expressly set forth in Section 5.3(b)(ii)) on account of any remuneration or other benefit earned or received by the Executive after such termination. Any amounts due under this Section 5 are considered to be reasonable by AHL and are not in the nature of a penalty.
6.    Protective Covenants.
6.1    Confidential Information; Inventions.
(a)    The Executive shall not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware,

whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for each of the Companies or their respective Affiliates. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the applicable member of the Group at the termination of the Term, or at any time any such applicable member of the Group may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) that the Executive may then possess or have under his control.
(b)    As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the any member of the Group in connection with their businesses, including, but not limited to, information, observations and data obtained by the Executive while employed by AHL, or providing services to AISG or any other member of the Group or any predecessors thereof concerning (i) the business or affairs of the Group (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive discloses or uses such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(c)    As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to any member of the Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of any member of the Group, and whether or not alone or in conjunction with any other person) while employed by AHL, or providing services to AISG or any other member of the Group (or any of their predecessors)(including those conceived, developed or made prior to the date hereof) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by, or services to, any member of the Group (or any of their predecessors) prior to the date hereof, that he may discover, invent or originate during the Term or prior to the Severance Date, shall be the exclusive property of the applicable member of the Group, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the applicable member of the Group, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to AHL or AISG, as applicable, shall execute at the request of AHL or AISG any assignments or other documents AHL or AISG may reasonably deem necessary to protect or perfect its (or any of their respective Affiliates’, as applicable) rights therein, and shall assist AHL or AISG, at AHL’s or AISG’s expense, in obtaining, defending and enforcing AHL’s or AISG’s (or any of their respective Affiliates’, as applicable) rights therein. The Executive hereby appoints AHL and AISG, as applicable, as his attorney-in-fact to execute on his behalf any assignments or other documents reasonably deemed necessary by AHL or AISG to protect or perfect AHL’s and AISG’s (and any of their respective Affiliates’, as applicable) rights to any Work Product.

(d)    Notwithstanding anything in this Agreement or elsewhere to the contrary, the Executive may:
(i)    at any time make disclosures of documents and information (A) as reasonably appropriate in order to carry out his duties for any member of the Group, (B) when required to do so by law or by a court, governmental agency, legislative body, self-regulatory body, arbitrator or other governmental body with jurisdiction to order him by force of law to divulge, disclose or make accessible such information, (C) in the course of any proceeding under Section 6.7 or Section 14, or (D) in confidence to an attorney or other professional for the purpose of securing professional advice. In the event that the Executive is required to disclose any documents or information pursuant to clause (B) or (C) of the immediately preceding sentence but subject to Section 6.1(e), he shall (x) promptly give the applicable member of the Group notice that such disclosure is or may be made and (y) cooperate with Group member, at its reasonable request and sole expense, in seeking to protect the confidentiality of any document or information;
(ii)    at all times retain, and utilize appropriately, (A) his rolodex and electronic equivalents (provided that his rolodex and electronic equivalents do not contain any Confidential Information) and (B) any document relating to his personal entitlements and obligations.
(e)    Nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of any law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission (“EEOC”), Department of Labor, National Labor Relations Board, Department of Justice, Securities and Exchange Commission, Congress, and any Inspector General of any agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation. However, to the maximum extent permitted by law, the Executive permanently waives his right to receive any individual monetary relief, with respect to any claim filed with the EEOC or a similar agency, from any member of the Group resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and, in the event the Executive obtains such monetary relief, AHL and/or AISG will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of AHL or AISG to engage in conduct protected by this Section 6.1(e), and the Executive does not need to notify AHL or AISG that he engaged in such conduct. The Executive acknowledges and understands that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney(s), a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. As of the date hereof, the Executive is not aware of any claim relating to or arising out of his compensation, employment or the termination thereof that could be made to the EEOC or any other agency that hears discrimination claims.
6.2    Restriction on Competition. The Executive acknowledges that, in the course of his employment or service with any member of the Group and/or their predecessors (together with any additional entity that the Executive may agree, in a signed writing, to include, the “Protected Companies”), he has become familiar, or will become familiar, with the Protected Companies’ trade secrets and with other confidential and proprietary information concerning the Protected Companies and that his services have been and will be of special, unique and extraordinary value to the Protected Companies. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Protected Companies during the Restricted Period, it would be very difficult for the Executive not to rely on or use the Protected Companies’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Protected Companies’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Protected Companies’ relationships and goodwill with customers, during the Restricted Period, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, or participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer or licensor of technology. For purposes of this Agreement, “Restricted Area” means anywhere in the United States, Bermuda and elsewhere in the world where the Group engages in business, including, without limitation, jurisdictions where any of member of the Group reasonably anticipate engaging in business, on the Partner Cessation Date (as defined in the LP Agreement) (provided that as of the Partner Cessation Date, to the knowledge of the Executive, such area has been discussed as a market that the Group reasonably contemplate engaging in within the twelve (12) month period following the Partner Cessation Date). For purposes of this Agreement, “Competing Business” means a Person that within 36 months before the Partner Cessation Date to the knowledge of James R. Belardi has competed, or any time during the twelve (12) month period following the Partner Cessation Date begins competing with, the Protected Companies anywhere in the Restricted Area and in the business of (i) annuity reinsurance, focusing on contracts reinsuring a quota share of future premiums of various fixed annuity product lines, (ii) reinsuring closed blocks of existing fixed annuity business, (iii) managing investments held by ceding companies pursuant to funds withheld coinsurance contracts with its Affiliates, (iv) managing investments in the life insurance industry, or (v) any significant business conducted by the Protected Companies as of the Partner Cessation Date and any significant business the Protected Companies conduct in the twelve (12) month period after the Partner Cessation Date (provided that as of the Partner Cessation Date, to the knowledge of the Executive, such business has been discussed as a business that the Protected Companies reasonably contemplate engaging in within such twelve (12) month period). For purposes of this Agreement, “Restricted Period” means the Term through and including twelve (12) months after the Partner Cessation Date. Nothing herein shall prohibit the Executive from (i) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation, or (ii) providing services to a subsidiary, division or Affiliate of a Competing Business if such subsidiary, division or Affiliate is not itself engaged in a Competing Business and the Executive does not provide services to, or have any responsibilities regarding, the Competing Business. As used in this Agreement, “Protected Companies” shall exclude (a) portfolio companies of investment funds or accounts managed by subsidiaries of AGM that are not also subsidiaries of AHL or AISG and (b) any Affiliate of AGM (other than a subsidiary of AHL, AISG or AISG Holdings) that does not conduct, support or own a business related to investment management or insurance.
6.3    Non-Solicitation of Employees and Consultants. During the Term and through and including the period of twenty-four (24) months after the Partner Cessation Date, the Executive will not directly or indirectly through any other Person (i) induce or attempt to induce any Person that he knows to be an employee or independent contractor of the Protected Companies to leave the employ or service, as applicable, of the Protected Companies, or in any way knowingly interfere with the relationship between the Protected Companies, on the one hand, and any employee or independent contractor thereof, on the other hand, or (ii) hire any person who was an employee of the Protected Companies, in each case, until six (6) months after such individual’s employment relationship with the Protected Companies has been terminated.
6.4    Non-Solicitation of Customers. During the Restricted Period, the Executive will not directly or indirectly through any other Person influence or attempt to influence any Person that he knows to be a customer, vendor, supplier, licensors, lessor, joint venturer, ceding company, associate, consultant, agent, or partner of the Protected Companies to divert such Person’s business away from the

Protected Companies, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Protected Companies, on the one hand, and any Person that he knows to be a customer, supplier, vendor, lessor, licensor, joint venturer, associate, officer, employee, consultant, manager, partner, member or investor of any Protected Company, on the other hand.
6.5    Non-Disparagement. The Executive agrees that he will not at any time, during the Term or thereafter, directly or indirectly, make, encourage, or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, the Protected Companies or any of Person he knows to be one of their past or present directors, officers, agents, attorneys, insurers, employees, stockholders, and successors. The Executive further agrees that he will not, at any time during the Term and for twenty-four (24) months after the Severance Date, make any statement that has the purpose or the effect of disrupting the business of any of the Protected Companies. Each Company likewise agrees to use its best efforts to instruct its officers and directors, and those of its subsidiaries, to refrain from, during the Term or thereafter, directly or indirectly, making, encouraging, or ratifying any statement, public or private, oral or written, to any Person that disparages the Executive, either professionally or personally. The provisions of this Section 6.5 apply to, but are not limited to, the direct or indirect publication of negative or disparaging statements via social media (e.g., Twitter, Facebook, Tumblr, Instagram), video sites (e.g., YouTube, Vimeo), posts to media outlets or blogs, books, professional networking sites (e.g., LinkedIn, Glassdoor, etc.), and comments to news stories, blog posts, social media postings, videos, or professional sites.
6.6    Understanding of Covenants. The Executive represents and agrees that he (i) is familiar with and carefully considered the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Restrictive Covenants are necessary to protect the Protected Companies’ confidential and proprietary information, good will, stable workforce and customer relations, and (v) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from any of the Protected Companies. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Protected Companies, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Companies, a partner in AISG Holdings and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Protected Companies disproportionate to the detriment of the Executive. The Executive shall be subject to no restrictions on his activities after the Partner Cessation Date that are more onerous than the covenants set forth in this Agreement and/or the LP Agreement.
6.7    Enforcement. The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 20, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to AHL, AISG and AISG Holdings that would be difficult or impossible to measure, and that damages to AHL and AISG Holdings for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, AHL (on its behalf and on behalf of any member of the Group) shall be entitled, in addition to and without limitation upon all other remedies it or they may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit), in a State or federal court located in the Borough of Manhattan, in order to enforce or prevent any violations of the provisions of this Section 6, as the case may be, or require the Executive to account for and pay over to the applicable Group member all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6, if and when final judgment of a court of competent jurisdiction is so entered against the Executive. The Executive further agrees that the applicable period of time the restrictive covenants set forth in Section 6.2 through Section 6.4 are in effect following the Partner Cessation Date, as determined pursuant to such Sections, shall be extended by the same amount of time that the Executive is in breach (with such period of breach being treated as concluded for this purpose at such time as the applicable breach has been cured) of such restrictive covenants.
6.8    Breaches. In the event that (i) the Group is in material breach of any of its material obligations to the Executive on or after the Partner Cessation Date, or the issuer of the AISG Profits Interests or the grantor of any equity award that is part of an Incentive Bonus is in material breach of its material obligations thereunder after the Partner Cessation Date, and (ii) such breach has not been fully cured within thirty (30) days after the Executive gives written notice to AGM (and, if applicable, the issuer of the AISG Profits Interests and the grantor of such Incentive Bonus equity award) describing such breach in reasonable detail and requesting cure, then the Executive’s obligations under Sections 6.2 and 6.4 shall immediately become null and void.
7.    Withholding Taxes. Notwithstanding anything else herein to the contrary, AHL may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
8.    Insurance. Each Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive. The Executive will cooperate with the applicable Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies. Each Company may also purchase a death benefit insurance policy which may (in the Company’s sole discretion) be used to fund the Company’s obligation to pay the Severance Payment and Bonus Severance pursuant to Section 5.3 in the event of the Executive’s death.
9.    Indemnification.
9.1    The applicable Company shall indemnify the Executive should he be a party or be threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a Company), by reason of the fact that he is or was (x) a director, officer, manager, partner, employee or consultant of the Group, or (y) is or was serving at the request of the applicable Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with such action, suit or proceeding if the Executive acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the applicable Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption the Executive did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the applicable Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such conduct was unlawful. Service for AGM or any of its Affiliates shall be deemed to have been at the request of a Company.
9.2    To the extent that the Executive has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.1 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
9.3    Any indemnification under Section 9.1 shall be made by the applicable Company unless it has been determined upon final determination by a court of competent jurisdiction that the Executive has not met the applicable standard of conduct set forth in Section 9.1.
9.4    Expenses (including attorneys’ fees) incurred by the Executive in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the applicable Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by such Company pursuant to this Section 9.
9.5    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9 shall not be deemed exclusive of any other rights to which the Executive may be entitled under any by-law or agreement (including as a “Covered Person” under the LP Agreement or any successor thereto) or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
9.6    The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 9 shall continue after the Severance Date for acts or omissions alleged to having occurred prior thereto and shall inure to the benefit of the Executive’s heirs and beneficiaries and any executors and administrators.
9.7    Notwithstanding anything in this Section 9 to the contrary, the Companies will not have the obligation of indemnifying the Executive with respect to proceedings, claims or actions initiated or brought voluntarily by the Executive and not by way of defense.
9.8    A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the later of (x) the sixth anniversary of the Severance Date and (y) the date on which all claims against the Executive that would otherwise be covered by such policy (or policies) become fully time-barred, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive, director, or manager of the Group.
10.    Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of AGM, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Companies and their respective successors and assigns. In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to be references to his executor(s), heir(s), estate, beneficiar(ies), guardian(s) or other legal representative(s). In the event of a reorganization of AHL or AISG as contemplated in Section 6.8 of the LP Agreement, the Parties agree to make modifications to this Agreement, including, without limitation, adjustments in duties, location, Base Salary and Incentive Bonus to the extent needed as a result of such reorganization; provided that any such adjustments will be made in a manner that will not, in the aggregate, reduce or enlarge the compensation and benefits that existed prior to the reorganization.
11.    Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
12.    Section Headings. The headings and titles of Sections and sub-sections contained in this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
13.    Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH ITS EXPRESS TERMS, AND OTHERWISE IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. NOTWITHSTANDING THE FOREGOING, IN THE EVENT THAT CALIFORNIA LAW IS DEEMED BY AN ADJUDICATOR OF COMPETENT JURISDICTION TO GOVERN SECTION 6 OF THIS AGREEMENT, THE PARTIES AGREE THAT CALIFORNIA BUSINESS AND PROFESSIONAL CODE SECTION 16602 AND/OR 16601 SHALL APPLY TO SUCH SECTIONS IN ACCORDANCE WITH THEIR TERMS.
14.    Arbitration. Except for suits seeking solely injunctive relief or specific performance or as otherwise prohibited by law, which are subject to the last sentence of this paragraph, the parties hereby agree that any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Agreement, the Executive’s employment or engagement with the Group, any termination of such employment, or the arbitrability of any controversy or claim relating to any of the foregoing, will be finally settled by binding arbitration. The parties hereby knowingly and voluntarily waive any rights that they may have to a jury trial for any such disputes, controversies or claims. The parties agree to resolve any such dispute before the American Arbitration Association (the “AAA”) in accordance with the AAA’s then existing Commercial Arbitration Rules (the “AAA Rules”). The arbitration shall be administered by the AAA and the hearing shall be conducted in the County of New York before a neutral arbitrator, who must have been admitted to the practice of law for at least the last ten years (the “Arbitrator”). Each party further agrees to pay its or his own arbitration costs, attorneys’ fees, and expenses, unless otherwise required by the AAA Rules. The Arbitrator shall issue an opinion and award within thirty (30) days after the close of the arbitration hearing and shall be authorized to award reasonable attorneys’ fees to the prevailing party. The award of the Arbitrator will, to the extent permitted by law, be final, conclusive, unappealable and binding on the parties. The arbitration proceeding shall be confidential, except that any arbitration award may be filed in court pursuant to the following sentence for the purpose of enforcing the award. Any dispute, controversy or claim arising out of, connected with and/or otherwise relating to this Agreement that is submitted for court adjudication in accordance with this Section 14 shall be submitted exclusively to the State and federal courts located in the Borough of Manhattan.
15.    Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced as written to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court or arbitrator of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
16.    Entire Agreement. This Agreement, together with the LP Agreement, to the extent referenced herein, embodies the entire agreement of AHL, AISG and the Executive with respect to the matters specifically addressed in it. This Agreement supersedes all prior and contemporaneous agreements of AHL, AISG and the Executive that are inconsistent with its terms, including, without limitation, the AAM Agreement and the Athene Agreement, as amended. Any prior negotiations, correspondence, agreements, proposals or understandings that are inconsistent with the terms of this Agreement shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. However, except as otherwise provided in this Agreement, nothing in this Agreement shall affect rights of the Executive, AHL or AISG (or of their predecessors) under any Company Arrangement that have already accrued and vested as of the date of this Agreement, provided that notwithstanding the foregoing, indemnification rights that existed prior to the date of this Agreement are unreduced with respect to events occurring prior to the date of this Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any other Company Arrangement, the provisions of this Agreement shall control unless the Executive, AHL and AISG otherwise agree in a writing that expressly refers to the provision of this Agreement whose control he and it are waiving.
17.    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by the Parties.
18.    Waiver. Neither the failure nor any delay on the part of a person or entity to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the person or entity asserted to have granted such waiver.
19.    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
20.    Remedies. Each of the Parties and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement, specifically to recover damages for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion (except as otherwise provided in Section 14) apply to any State or federal court in the Borough of Manhattan for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

21.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier and receipt acknowledged, mailed by first class mail (postage prepaid and return receipt requested and received) or sent by reputable overnight courier service (charges prepaid and return receipt requested and received) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
If to AGM, AHL or AISG:
    Apollo Global Management, Inc.
9 West 57th St.
    New York, NY 10019
    Attention: Chief Legal Officer

    With a copy to:

    Athene Holding Ltd.
Second Floor, Washington House
    16 Church Street
    Hamilton, HM 11, Bermuda
    Attention: Executive Vice President & General Counsel

If to the Executive, to the address most recently on file in the payroll records of AHL with, during the Term, a copy delivered to the Executive at his principal office at AHL.
22.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Delivery of signatures by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
23.    Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that such party has consulted with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
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IN WITNESS WHEREOF, AHL and the Executive have executed this Agreement as of the date hereof.

ATHENE HOLDING LTD.
a Bermuda exempted company limited by shares

By:_/s/ John Golden______________________
Name:    John Golden
Title:    General Counsel

EXECUTIVE

/s/ James R. Belardi______________________
James R. Belardi
Acknowledged:
APOLLO INSURANCE SOLUTIONS GROUP LP
By: AISG GP Ltd., its general partner

By:_/s/ Angelo Lombardo________________
Name:    Angelo Lombardo
Title:    General Counsel

EXHIBIT A

CERTAIN DEFINED TERMS

(a)    “Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid on or before the Severance Date;
(ii)    except in the event the Executive’s employment is terminated by AGM for Cause or by the Executive without Good Reason (unless such without Good Reason termination is governed by Section 5.8(b) of the LP Agreement):
(A)    any Incentive Bonus payable pursuant to Section 3.2 above with respect to any calendar year in the Term preceding the calendar year in which the Severance Date occurs, or that would have been paid in respect of such preceding year if the Executive had remained employed until the payment date in the calendar year in which the Severance Date occurs, provided, that if any such Incentive Bonus would have otherwise been subject to service vesting conditions, such conditions shall be deemed fully satisfied on the payment date; provided, however, that any such Incentive Bonus that is already due to be paid under Section 3.2 above shall in all events other than a termination for Cause be paid promptly following the Severance Date;
(B)    any AAME Payment payable pursuant to Section 3.4 above for any calendar year in the Term preceding the calendar year in which the Severance Date occurs, or that would have been paid in respect of such preceding year if the Executive had remained employed until the payment date in the calendar year in which the Severance Date occurs; provided, however, that any such AAME Payment that is already due to be paid under Section 3.4 above shall in all events other than a termination for Cause be paid promptly following the Severance Date;
(C)    provided, further, solely for purposes of clause (ii)(A) and clause (ii)(B) of this clause (a), a termination that is governed by Section 5.8(b) of the LP Agreement (which excludes an Involuntary Termination) for which the Severance Date falls on a December 31 shall be treated as if such Severance Date had been one day later (i.e., on January 1), but the payment of any amounts payable under such clauses for service during the calendar year that includes such December 31 Severance Date shall be paid on the same schedule, and the same Section 5.3(d), 5.4(a) and 5.7(a) terms, as apply to a payment of the Pro Rata Bonus pursuant to Section 5.3(b)(i); and
(iii)    any other payment or benefit then or thereafter due to the Executive under the then-applicable terms of any applicable Company Arrangement (as defined below).
(b)     “Adjusted Base Salary” shall be equal to the Executive’s Base Salary in effect on the Severance Date, adjusted to eliminate the effect of any reduction of Base Salary (i) pursuant to Section 3.1 or (ii) made in violation of Section 3.1.
(c)     “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include any portfolio companies of the Apollo Group (as defined in the LP Agreement).
(d)     “Bonus Percentage” shall mean a fraction, the numerator being the annual Incentive Bonus payments paid (or due to be paid) to the Executive by (or on behalf of) AHL and/or AISG for the calendar year preceding the year in which the Severance Date occurred (excluding, for avoidance of doubt, any AISG Profits Interests payment, or payment under Section 3.4, 5.3(b)(ii) or 5.3(b)(iii) of this Agreement, or Section 5.8 of the LP Agreement) and the denominator being the sum of the actual aggregate base salaries paid to the Executive by (or on behalf of) AHL and/or AISG in the calendar year preceding the year in which the Severance Date occurred.
(e)     “Cause” shall mean that one or more of the following has occurred:
(i)    the Executive has been indicted for, otherwise formally charged for, or plead guilty or no contest to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)    the Executive has engaged in acts of fraud, material dishonesty or other acts of knowing misconduct in the course of his duties hereunder and such acts have resulted in, or are reasonably expected to result in, material harm to a Company or AGM;
(iii)    the Executive has knowingly failed to perform or uphold his duties under this Agreement and/or has knowingly failed to comply with reasonable directives of either Company Board or the AGM Board (including, without limitation, such applicable Board’s reasonable directive to the Executive to relocate if such relocation is determined by the applicable board of directors, acting in good faith, to be advisable for regulatory or tax purposes);
(iv)    the Executive has engaged in gross negligence in the course of his duties hereunder that has resulted in, or is reasonably expected to result in, material harm to a Company or AGM;
(v)    the Executive’s violation of a fiduciary duty of loyalty to a Company or AGM that has resulted in, or is reasonably expected to result in, material harm to a Company or AGM;
(vi)    the Executive’s knowing attempt to obstruct, or knowing failure to cooperate on reasonable request with, any investigation authorized by AGM, a Company or any governmental or self-regulatory entity;
(vii)    the Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or the Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the Executive to perform his responsibilities under this Agreement;
(viii)    any directive to terminate the Executive’s employment has been made by any governmental or self-regulatory authority with jurisdiction over the matter; or
(ix)    a material breach by the Executive of any material provision of this Agreement, or any material breach by the Executive of any other material provision of any contract he is a party to with the Group;
provided, however, that if the Executive is in breach of (iii), (iv), (v), (vi) or (ix) above, AGM shall first notify the Executive in writing, and in reasonable detail, of the specific breach(es) claimed to constitute Cause and may only terminate the Executive for Cause if the Executive fails to cure such breach(es) within ten (10) business days following his receipt of the written notice. Notwithstanding the foregoing, solely for purposes of the payments under Section 5.8 of the LP Agreement, if the Executive provides notice of resignation under Section 5.8(b) of the LP Agreement, “Cause” shall be limited to subclauses (i), (ii), (iii), (v), (vi), (vii) and (viii) of this clause (e) as applied to terminations of employment by AGM effective after December 31, 2023 and such clause (iii) shall be qualified by “and such failure has resulted in, or is reasonably expected to result in, material harm to a Company.”
(f)     “Company Arrangement” shall mean: (i) any written equity-based or other written awards granted to the Executive by any Company or any of their parents, subsidiaries or Affiliates, or by AGM or any of its Affiliates for which, or for the benefit of which, the Executive has agreed to perform services, to the extent that such awards continue after the termination of the Executive’s employment in accordance with the applicable terms of such awards (and subject to any period in which to exercise such awards following such termination of employment); (ii) any right to indemnification (including, without limitation, advancement of legal fees and other expenses) that the Executive may have under any written agreement or arrangement or under applicable state law; (iii) any rights that the Executive may have to insurance coverage for losses, damages or expenses under any insurance policy; (iv) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable welfare benefit plans; (v) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (vi) the Executive’s receipt of benefits otherwise due in accordance with the terms of the any written 401(k), retirement or deferred compensation plan, program, agreement or arrangement; (vii) the Executive’s rights under any written vacation policy, as in effect from time to time, with respect to any accrued but unused vacation; and (viii) any rights to reimbursement of business expenses incurred on or before the Severance Date in accordance with this Agreement (or under Section 4.2 of the Athene Agreement or Section 4.2 of the AAM Agreement).
(g)     “Disability” shall mean a physical or mental impairment that has rendered the Executive unable to perform the essential functions of his employment with AHL, even with reasonable accommodation that does not impose an undue hardship on AHL, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(h)     “Good Reason” shall mean a resignation by the Executive after the occurrence (without the Executive’s prior written consent) of any one or more of the following conditions:
(i)    a material diminution in the Executive’s rate of Base Salary or Incentive Bonus target, other than in accordance with Section 3.1 (for the avoidance of doubt it shall not constitute Good Reason if the Executive’s Base Salary or Incentive Bonus is paid to the Executive by an Affiliate of AHL (including AISG or AGM));
(ii)    a material diminution in the Executive’s titles, authority, duties or responsibilities with respect to the Companies under this Agreement;
(iii)    assignment of duties inconsistent with the Executive’s titles set forth in Section 1.2 hereof, it being agreed that assignment to the Executive of managerial or advisory duties with Affiliates of AHL, AISG or AGM, to the extent the Executive shall have previously agreed to undertake such duties, shall not be treated as inconsistent with any such titles;
(iv)    a material adverse change in the Executive’s titles set forth in Section 1.2 hereof;
(v)    an adverse change in the Executive’s reporting relationship to the AGM Chief Executive Officer;
(vi)    a material change in geographic locations at which the Executive must perform his services to the Companies (except if such change is determined by the AGM Board or a Company Board, acting in good faith, to be advisable for regulatory or tax purposes);
(vii)    the Executive’s removal from or the failure to reappoint the Executive to the Company Boards (except if such removal is as a result of Cause) for so long as they remain in existence; or
(viii)    a material breach by either of the Companies or any of their respective Affiliates of this Agreement or any other material agreement to which either of the Companies or any of their respective Affiliates, and the Executive, are parties;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for resignation with Good Reason unless both (x) the Executive provides written notice to AGM of the conditions claimed to constitute grounds for a resignation with Good Reason within sixty (60) days after he learns of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 21), and (y) AGM fails to remedy, or cause to be remedied, such condition(s) within sixty (60) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment under this Agreement shall not constitute a resignation with Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the date the Executive learns of the initial existence of the condition(s) claimed to constitute grounds for a resignation with Good Reason.
(i)     “Involuntary Termination” shall mean: (i) a termination by AGM of the Executive’s employment hereunder without Cause; (ii) a termination by the Executive of his employment hereunder with Good Reason; (iii) a termination by AGM of the Executive’s employment hereunder in connection with AGM’s provision of notice pursuant to Section 2 that the Term shall not be extended or further extended, as the case may be; (iv) the Executive’s death; or (v) a termination by AGM of the Executive’s employment hereunder due to the Executive’s Disability.
(j)    “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(k)     “Separation from Service” occurs when the Executive dies, resigns, or otherwise has a termination of employment with the Group that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1). Notwithstanding anything in this Agreement or elsewhere to the contrary, the Executive shall have no duties following the Severance Date that are inconsistent with his having a Separation from Service on the Severance Date.

EXHIBIT B
FORM OF RELEASE1
This Release (this “Release”) is entered into by James R. Belardi, an individual (“Executive”), for the benefit of Athene Holding Ltd., a Bermuda exempted company limited by shares (the “Company”), Apollo Insurance Solutions Group LP (“AISG”) and the other Releasees (as defined below).
WHEREAS, Executive has been employed by AHL and has provided services to AISG and one or more of their Affiliates; and
WHEREAS, Executive’s employment by AHL and the Group has terminated and, in connection with the Amended and Restated Employment Agreement dated June 16, 2022, by and between Executive and AHL, as amended from time to time in accordance with its terms (the “Employment Agreement”), Executive desires to enter into this Release upon the terms set forth herein;
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release, and in consideration of the obligations of AHL (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release) under and pursuant to the Employment Agreement, which benefits Executive would not receive without entering into this Release, Executive agrees as follows:
1.    Termination of Employment. Executive’s employment with AHL and engagement by AISG has terminated. Executive waives any right or claim to reinstatement as an employee or service provider of AHL, AISG and each of its and their respective Affiliates. Executive hereby confirms that Executive has resigned from, and does not assert that he rightfully holds, any position as an officer, director, employee, member, manager and in any other capacity with AHL, AISG and each of its and their respective parents, subsidiaries and other Affiliates, other than positions in which he has been requested in writing by AHL, AISG or Apollo Global Management, Inc. (“AGM”) to continue. Capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
2.    Release.
2.1    Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges AHL, AISG, AGM, their parents, subsidiaries and Affiliates, past and present, as well as each of their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with
1 The Company reserves the right to modify this form to the extent provided in Section 5.4(a) of the Employment Agreement.

Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided, however, that the foregoing Release does not apply to any obligation of any Releasee to Executive pursuant to any of the following: (1) excluding the AISG Profits Interests (which are addressed in clause (6) below), any equity-based or other awards granted to Executive by AHL, AISG or any of their respective parents, subsidiaries or Affiliates (including, without limitation, Apollo Management Holdings, L.P., and its Affiliates), to the extent that such awards continue after the termination of Executive’s employment in accordance with the applicable terms of such awards (and subject to any period in which to exercise such awards following such termination of employment); (2) any right to indemnification, or advancement of expenses subject to indemnification, that Executive may have pursuant to the bylaws, certificate of incorporation, operating agreement, written indemnification agreement or similar governing document of AHL, AISG or any of their respective parents, subsidiaries or Affiliates, or under applicable law (including, without limitation, attorneys’ fees to the extent otherwise provided), that Executive may have; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any directors and officers liability insurance policy of AHL, AISG or any of their respective parents, subsidiaries or Affiliates; (4) any rights to continued medical or dental coverage that Executive may have under COBRA (or similar applicable state law); (5) any rights to benefits under Section 5.3 of the Employment Agreement, (6) any rights under Section 5.8 or 5.9 of the LP Agreement that have accrued during the Executive’s employment or any right under any other Section of the LP Agreement; or (7) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by AHL, AISG or any of their respective parents, subsidiaries or affiliates that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover: (a) any Claim that cannot be so released as a matter of applicable law; or (b) any Claim against any Releasee (other than AHL, AISG and its and their respective Affiliates) that neither arises out of, nor relates to, Executive’s employment with AHL or engagement by AISG or any other member of the Group or the termination thereof. Executive understands that, by entering into this Release, Executive is not waiving rights or claims that may arise after the date of Executive’s execution of this Release, including without limitation any rights or claims that Executive may have to secure enforcement of the terms and conditions of this Release.
2.2    Within 90 days after the Severance Date, AISG shall notify Executive in writing of any amount payable to him or his Permitted Transferees that is described in clause (1) (to the extent it relates to Section 5.8 of the LP Agreement) or clause (6) (the “Applicable Clauses”) of the first sentence of Section 2.1 of this Release (the “AISG Notice”). AISG and Executive shall cooperate in providing information reasonably necessary to confirm such calculations. To the extent Executive wishes to challenge the amount specified in the AISG Notice, he shall notify AISG in writing not later than 210 days after the Severance Date, specifying in reasonable detail the basis for the challenge and the amount of the alleged insufficiency, requesting cure (the “Written Objection”). Except for the amount of any alleged insufficiency specified in the Written Objection, the amount specified in the AISG Notice shall (a) be deemed accepted by
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Executive and Executive acknowledges and agrees that he shall have no further right to challenge such amount or assert any Claim under the Applicable Clauses that would affect any amount payable in respect of, or calculated by reference to, the Lookback Period (as defined in the LP Agreement) or any portion thereof, and (b) be paid at such time(s) as required by the governing agreement (even if the Written Objection remains unresolved at such time(s)).
3.    Section 1542 Waiver. It is the intention of Executive in executing this Release that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE or any similar applicable law of any other state and expressly consents that this Release (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 OF THE CALIFORNIA CIVIL CODE provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and any similar applicable law of any other state.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:
A.    In return for this Release, Executive will receive consideration beyond that which Executive was already entitled to receive before entering into this Release;

B.    Executive is hereby advised in writing by this Release to consult with an attorney before signing this Release;

C.    Executive has voluntarily chosen to enter into this Release and has not been forced or pressured in any way to sign it;

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D.    Executive was informed that he had [twenty one (21)/forty five (45)] days within which to consider this Release and that if he wished to execute this Release prior to expiration of such [21-day/45-day] period, he should execute the Endorsement attached hereto;2

E.    Executive was informed that he had seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by AHL during the seven-day revocation period. In the event that Executive exercises his right of revocation, none of AHL, AISG or Executive will have any obligations under this Release;

F.    Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

G.    Executive understands that this Release may not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) to enforce the ADEA or be used to justify interfering with the protected right of Executive to file a charge or participate in an investigation or proceeding conducted by the EEOC under the ADEA.
5.    No Filed or Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and he shall defend, indemnify and hold AHL, AISG and each of its and their respective affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed. Except as provided under Section 6.1(e) of the Employment Agreement, Executive warrants and represents that Executive has not filed against AHL or any of the other Releasees, any complaints, claims or lawsuits with any arbitral tribunal, administrative agency, or court on or prior to the date hereof.
6.    Severability. It is the desire and intent of AHL, AISG and Executive that the provisions of this Release be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Release shall be adjudicated by an arbitrator or a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Release will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release or affecting the validity or enforceability of such provision in any
2 Whether Executive has 21 days, 45 days, or some other period in which to consider the Release will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances.

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other jurisdiction, and to this end the provisions of this Release are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release or affecting the validity or enforceability of such provision in any other jurisdiction.
7.    Signatures. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.
8.    Successors. This Release is personal to Executive and shall not, without the prior written consent of AHL, be assignable by Executive. This Release shall inure to the benefit of and be binding upon AHL and AISG and its and their respective successors and assigns and any such successor or assignee shall be deemed substituted for AHL or AISG, as applicable, under the terms of this Release for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of AHL or AISG, acquires all or substantially all of AHL’s or AISG’s assets, or to which AHL or AISG assigns this Release by operation of law or otherwise. In the event of Executive’s death or a judicial determination of his incompetence, references in this Release to Executive shall be deemed, where appropriate, to be references to his executor(s), guardian(s), or other legal representative(s).
9.    Governing Law. THIS RELEASE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
10.    Modifications. This Release may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Release, which agreement is executed by the Parties.
11.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Release shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
12.    Section Headings. The headings and titles of the Sections and sub-sections of this Release are for the purpose of convenience only, and they neither form a part of this Release nor are they to be used in the construction or interpretation thereof.
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13.    Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Release shall be deemed to be the language chosen by Executive, AISG and AHL to express their mutual intent, and no strict rule of construction shall be applied against any such person.
14.    Waiver of Jury Trial. EXECUTIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS RELEASE.
15.    Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
16.    No Wrongdoing. This Release does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission or acknowledgment by any person of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct, all of which is expressly denied. Moreover, neither this Release nor anything in this Release shall be construed to be, or shall be, admissible in any proceeding as evidence of or an admission by any person of any violation of any policy, procedure, state or federal law or regulation, or any unlawful or improper act or conduct. This Release may be introduced, however, in any proceeding to enforce this Release or the Employment Agreement.
17.    Legal Counsel; Mutual Drafting. Executive recognizes that this Release is legally binding and acknowledges and agrees that he has had the opportunity to consult with legal counsel of his choice. Executive, AISG and AHL have cooperated in the drafting, negotiation and preparation of this Release. Hence, in any construction to be made of this Release, the same shall not be construed against Executive, AISG or AHL on the basis of that person being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Release, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release and has had ample opportunity to do so.
[Remainder of page intentionally left blank]
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The undersigned has read and understand the consequences of this Release and voluntarily sign it. The undersigned declares under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED on the date set forth below.
                    “Executive”

                    __________________________________
                    Print Name:________________________
                    Date:________________________

ENDORSEMENT

I hereby acknowledge that I was given [21/45] days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the [21-day/45-day] period.
I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.
EXECUTED on the date set forth below.

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Print Name:
Date:______________________________________

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